UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/14/2005

Rivoli Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-49691

Georgia	58-2631780
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

515 Mulberry Street
Macon, Georgia 31201
(Address of Principal Executive Offices, Including Zip Code)

478-742-5040
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On October 14, 2005, Rivoli BanCorp, Inc. ("Rivoli") and Security Bank Corporation ("Security") signed an amended agreement (the "Amended Agreement") which improves the financial terms of the Agreement and Plan of Reorganization, dated September 9, 2005 (the "Merger Agreement"), entered into between Rivoli and Security, pursuant to which Rivoli will merge with and into Security (the "Merger").

As a result of the Merger, each share of the common stock of Rivoli that is outstanding at the effective time of the Merger shall be converted into the right to receive a pro rata share of the aggregate merger consideration of $40,500,000 (the "Merger Consideration") representing an increase in the deal value that was $39.6 million the day before the Rivoli Board authorized the terms of the Amended Agreement. Based on the Amended Agreement, holders of Rivoli's common stock will receive their pro rata share of the Merger Consideration as follows: $4,500,000 in cash, and $36,000,000 in shares of the common stock of Security (the "Stock Consideration"). The per-share value of Security common stock for purposes of calculating the payment of the Stock Consideration shall be determined by calculating the arithmetic average of the daily closing price per share of Security common stock for each of the twenty consecutive trading days ending on the trading day that occurs five business days prior to the closing date of the Merger (the "Average Closing Price"). If on the effective date of the Merger the Average Closing Price is less than or equal to $18.60 and if the ratio (the "Index Ratio") of the Average Closing Price to an index of selected bank stocks listed in the Amended Agreement at the effective time of the Merger is less than or equal to 80% of the Index Ratio calculated as of the date of the Amended Agreement, then Rivoli has the right to renegotiate the Merger Consideration and if the parties are unable, within fifteen days of the effective date, to agree upon a renegotiated Merger Consideration, the Merger Agreement will terminate without penalty to either Rivoli or Security.

On September 29, 2005, the chairman of Rivoli received an unsolicited and non-binding letter of intent from another financial institution (the "Letter of Intent") proposing the acquisition of Rivoli. On October 4, 2005, Rivoli's board of directors met with its legal and financial advisors to discuss the Letter of Intent as well as the terms of the Amended Agreement as proposed by Security. Based on the terms incorporated within the Amended Agreement and the lack of sufficient unconditional terms of the Letter of Intent as compared to the certainty and improved financial terms of the Amended Agreement, the Rivoli board of directors approved the terms of the Amended Agreement.

The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to (i) the approval of the Board of Governors of the Federal Reserve and the Georgia Department of Banking and Finance, (ii) the approval of the shareholders of Rivoli and (iii) the satisfaction or waiver of other customary closing conditions.

Security has filed with the SEC a Registration Statement on Form S-4, which contains the prospectus of Security relating to the shares to be issued in the Merger and the proxy statement of Rivoli relating to a Special Meeting of Shareholders, at which the Amended Agreement will be considered and voted upon by Rivoli's shareholders, as well as other relevant documents concerning the Merger. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information including a copy of the Amended Agreement. Investors will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Security free of charge by requesting them in writing from Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Corporate Secretary, or by telephone at (478) 722-6200. Investors may obtain documents filed with the SEC by Rivoli free of charge by requesting them in writing from Rivoli Banc, Inc., 5980 Zebulon Road, Macon, Georgia 31210.

Rivoli and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus of Security and Rivoli described above. Additional information regarding the directors and executive officers of Rivoli is also included in Rivoli's proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Rivoli Bancorp, Inc.

Date: October 17, 2005.	By:	/s/ Chad Hargrove
Chad Hargrove
Chief Financial Officer